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                                                                    Exhibit 99.1

                J. M. SMUCKER ANNOUNCES STOCK REPURCHASE PROGRAM
                              AND DECLARES DIVIDEND

FOR IMMEDIATE RELEASE:               April 18, 1997
                                     The J. M. Smucker Company
                                     Strawberry Lane, Orrville, Ohio 44667
                                     (330) 682-3000
                                     Contact: Steven J. Ellcessor, Secretary
                                              or Richard K. Smucker, President


The J. M. Smucker Company, Orrville, Ohio (NYSE: SJMA and SJMB) announced today that its Board of Directors has authorized the purchase, from time to time, of up to a total of one million of its Class A and/or Class B Common Shares. Such purchases may be made in the open market pursuant to Rule 10b-18 or through block trades. Some portion of the repurchased shares are expected to be reissued by the Company over time in connection with employee benefit plans. The Company currently has 14,423,126 Class A Shares and 14,785,203 Class B Shares issued and outstanding.

The Company also announced that its Board had declared a 13 cents per shares dividend on the Common Shares of the Company, both Class A and Class B, payable June 2, 1997, to shareholders of record at the close of business on May 19, 1997.